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              COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
    EXHIBIT 12.2 - COMPUTATION OF THE RATIO OF EARNINGS TO NET FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to net fixed charges of the Company for the nine months ended November 30, 1995 and 1994 and for the five fiscal years ended February 28, 1995 computed by dividing net fixed charges (interest expense on debt other than to finance mortgage loan inventory plus the interest element (one-third) of operating leases) into earnings (income before income taxes and net fixed charges).


                                  Nine Months Ended
                                    November 30,                   For Fiscal Years Ended February 28(29),
                               -------------------------- -----------------------------------------------------------------
                                  1995          1994         1995         1994          1993         1992         1991
                               ------------ ------------- ------------ ------------ ------------- ------------ ------------
Net earnings                    $138,082      $68,997       $88,407      $179,460     $140,073      $60,196      $22,311
Income tax expense                92,055       45,998        58,938       119,640       93,382       40,131       14,874
Interest charges                  22,715       39,647        (7,176)       29,232       31,398       33,729       11,069
Interest portion of rental
  expense                          5,002        5,667         7,379         6,372        4,350        2,814        2,307
                               ------------ ------------- ------------ ------------ ------------- ------------ ------------

Earnings available to cover
  net fixed charges             $257,854     $160,309      $147,548      $334,704     $269,203     $136,870      $50,561
                               ============ ============= ============ ============ ============= ============ ============

Net fixed charges
  Interest charges               $22,715      $39,647       ($7,176)      $29,232      $31,398      $33,729      $11,069
  Interest portion of rental
    expense                        5,002        5,667         7,379         6,372        4,350        2,814        2,307
                               ------------ ------------- ------------ ------------ ------------- ------------ ------------

      Total net fixed charges    $27,717      $45,314         $ 203       $35,604      $35,748      $36,543      $13,376
                               ============ ============= ============ ============ ============= ============ ============

Ratio of earnings to net
fixed charges                        9.30         3.54        726.84         9.40         7.53         3.75         3.78
                                 ============ ============= ============ ============ ============= ============ ============

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